Exhibit 3.1

RESTATED

CERTIFICATE OF INCORPORATION

OF

BEAR CREEK CORPORATION

* * * * *

FIRST. The date of filing of the corporation’s original Certificate of Incorporation with the Secretary of State was August 31, 1972, under the name of BEAR CREEK CORPORATION.

SECOND. This Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Certificate of Incorporation of this corporation as heretofore amended or supplemented and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

THIRD. The text of the Certificate of Incorporation as amended or supplemented heretofore is hereby restated without further amendments or changes to read as herein set forth in full:

1. The name of the corporation is

BEAR CREEK CORPORATION

2. The address of its registered office in the State of Delaware is No. 100 West Tenth Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4. The total number of shares which the corporation shall have authority to issue is 1,000 shares of Common Stock, $1.00 par value.

Each share of Common Stock shall be entitled to participate equally in every dividend and in every distribution of the assets of the corporation, whether upon any partial or complete liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, or otherwise.

5. The corporation is to have perpetual existence.

6. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:

To make, alter or repeal the by-laws of the corporation.

To authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation.

To set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

By a majority of the whole board, to designate one or more committees, each committee to consist of one or more of the directors of the corporation. The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. The by-laws may provide that in the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the board of directors, or in the by-laws of the corporation, shall have and may exercise all the powers and authority of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the certificate of incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the corporation’s property and assets, recommending to the stockholders a dissolution of the corporation or a revocation of a dissolution, or amending the by-laws of the corporation; and, unless the resolution or by-laws expressly so provide, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock.

When and as authorized by the stockholders in accordance with statute, to sell, lease or exchange all or substantially all of the property and assets of the corporation, including its goodwill and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property including shares of stock in, and/or other securities of, any other corporation or corporations, as its board of directors shall deem expedient and for the best interests of the corporation.

7. The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

8. The election of directors need not be by written ballot, unless voting by ballot is demanded by a stockholder, or his proxy, present and entitled to vote at the meeting.

This Restated Certificate of Incorporation was duly adopted by the board of directors of the corporation, in accordance with Section 245 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Bear Creek Corporation has caused this instrument to be executed in its corporate name by John R. H. Holmes, its President, and attested by Giljam Nijsse, its Secretary, this 6th day of June, 1984.

ATTEST:		BEAR CREEK CORPORATION

By:	/s/ GILJAM NIJSSE	By:	/s/ JOHN R. H. HOLMES
	Giljam Nijsse, Secretary		John R. H. Holmes, President